EXHIBIT 10.1

LOFTON PLACE APARTMENTS

TAMPA, FLORIDA

REAL ESTATE SALE AGREEMENT

THIS REAL ESTATE SALE AGREEMENT (this “Agreement”) is made as of the 8th day of June, 2009 (the “Effective Date”), by and between ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership (“Seller”), with an office at c/o Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and NORTHVIEW REALTY GROUP INC., a Canadian corporation (“Purchaser”), with an office at 550 Sherbrook, Suite 1480, Montreal, OC Canada H3A 1B9.

RECITALS

A.    Seller is the owner of a certain parcel of real estate (the “Real Property”) in the City of Tampa, County of Hillsborough, State of Florida, which parcel is more particularly described in attached Exhibit A, and upon which is located a multi-family residential apartment community commonly known as “Lofton Place Apartments”.

B.    Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Property (as hereinafter defined), each in accordance with and subject to the terms and conditions set forth in this Agreement.

THEREFORE, in consideration of the above Recitals, the mutual covenants and agreements herein set forth and the benefits to be derived therefrom, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

1.    PURCHASE AND SALE. Subject to and in accordance with the terms and conditions set forth in this Agreement, Purchaser shall purchase from Seller and Seller shall sell to Purchaser the Real Property, together with: (i) all buildings and improvements owned by Seller and located on the Real Property (the “Improvements”) and any and all of Seller’s rights, easements, licenses and privileges presently thereon or appertaining thereto; (ii) Seller’s right, title and interest, if any, in and to any land lying in the bed of any street, alley, road or avenue (whether open, closed or proposed) within, in front of, behind or otherwise adjoining the Real Property or any of it, to the extent such land is appurtenant only to the Real Property and not any other adjacent property owned by Seller or its affiliates; (iii) Seller’s right, title and interest in and to the leases (the “Leases”) affecting the Property or any part thereof, other than the Former Tenant Lease Files (as hereinafter defined); (iv) all furniture, furnishings, fixtures, equipment (excluding computer hardware and software), tools and other tangible property (excluding the Equity Residential legal manual and any marketing information containing a logo of Seller and Seller’s Affiliates (as hereinafter defined)) (collectively, the “Personal Property”) owned by Seller, located on the Real Property and used solely in connection therewith, a list of which is attached hereto as Exhibit B; (v) except as otherwise provided herein, all right, title and interest of Seller under any and all of the union, maintenance, service, advertising and other like contracts and agreements with respect to the ownership and operation of the Property (collectively, the “Service Contracts”); all to the extent applicable to the period from and after the Closing (as hereinafter defined); and (vi) Seller’s right, title and interest in and to all intangible personal property relating to the Real Property and the Improvements (including governmental permits, licenses and approvals; warranties and guarantees; architectural drawings, plans and specifications, as-built drawings for the Property, advertising material and telephone exchange number and, to the extent relating solely to the Real Property or Improvements, any development rights), if and to the extent transferable without third party consent or cost or liability to Seller (the “Intangible Personal Property”) (items (i) through (vi) above, together with the Real Property, are collectively referred to in this Agreement as the “Property”). All of the foregoing expressly excludes all property owned by tenants or other users or occupants of the Property.

2.    PURCHASE PRICE. The total consideration to be paid by Purchaser to Seller for the Property is Sixteen Million Five Hundred Thousand and No/100ths Dollars ($16,500,000.00) (the “Purchase Price”). The Purchase Price shall be paid as follows:

2.1    Earnest Money.

2.1.1    Seller, Purchaser and a duly authorized representative of the Chicago Office of First American Title Insurance Company (“Escrowee”) shall concurrently herewith execute Earnest Money Escrow Instructions, in the form attached hereto as Exhibit D, and Purchaser shall, within two (2) business days following the Effective Date, deliver to Escrowee initial earnest money (the “Initial Earnest Money”) in the sum of One Hundred Thousand and No/100ths Dollars ($100,000.00). If Purchaser does not terminate this Agreement pursuant to and in accordance with Section 8.1.1 below, Purchaser shall, on or before the date that is one (1) business day after the expiration of the Review Period (hereinafter defined), deposit with the Escrowee additional earnest money (the “Additional Earnest Money”) in the sum of Sixty-Five Thousand and No/100ths Dollars ($65,000.00). The Initial Earnest Money and, if deposited or required to be deposited with the Escrowee, the Additional Earnest Money, together with any interest earned thereon net of investment costs, are referred to in this Agreement as the “Earnest Money”. The Earnest Money shall be invested as Seller and Purchaser jointly direct. Any and all interest earned on the Earnest Money shall be reported to Purchaser’s federal tax identification number.

2.1.2    If the transaction closes in accordance with the terms of this Agreement, at Closing, the Earnest Money shall be delivered by Escrowee to Seller as part payment of the Purchase Price. If the transaction fails to close due to a default on the part of Purchaser, Seller shall have the remedy options provided for in Section 7.2 below. If the transaction fails to close due to a default on the part of Seller, Purchaser shall have the remedy options provided for in Section 7.1 below.

2.2    Cash at Closing. At Closing, Purchaser shall pay to Seller, with current, federal funds wire transferred to an account designated by Seller in writing, an amount equal to the Purchase Price, minus the sum of the Earnest Money which Seller shall receive at Closing from the Escrowee, and plus or minus, as the case may require, the closing prorations and adjustments to be made pursuant to Section 4.4 below.

3.    EVIDENCE OF TITLE.

3.1    Title Insurance. Seller shall, within fifteen (15) days after the Effective Date, deliver to Purchaser a current commitment for an ALTA Owner’s Title Insurance Policy (the “Title Commitment”), in the amount of the Purchase Price, issued by First American Title Insurance Company (“Title Insurer”). At Closing, Purchaser shall cause the Title Commitment to be updated for purposes of issuance of an ALTA Owner’s Policy of Title Insurance (the “Owner’s Policy”) insuring fee simple title to the Real Property and the Improvements. Purchaser may request that Title Insurer issue, but Seller shall have no obligation to pay for or to cause Title Insurer to issue, any available endorsements to the Owner’s Policy. Upon issuance, the Owner’s Policy will except from coverage only (i) the general exceptions (unless Purchaser obtains coverage over the general exceptions), (ii) those exceptions which are more fully described on attached Exhibit E and (iii) exceptions which become Permitted Exceptions pursuant to Section 3.3 (collectively, the “Permitted Exceptions”). Except as permitted under this Agreement, no additional encumbrances may be created on the Property by Seller after the Effective Date without the prior consent of Purchaser, which consent may not be unreasonably withheld, conditioned, or delayed.

3.2    Survey. Within five (5) days after the Effective Date, Seller shall deliver to Purchaser one copy of the most recent existing plat of survey (if any) of the Real Property (the “Existing Survey”) in Seller’s possession and control. Purchaser may obtain, at Purchaser’s sole option, election and expense, an updated or new as-built survey of the Real Property (the “Updated Survey”) prepared by the surveyor who provided the Existing Survey or another surveyor selected by Purchaser, in which event, Purchaser shall deliver the Updated Survey to Seller and Title Insurer on or before the date that is ten (10) days prior to the last day of the Review Period (as hereinafter defined).

3.3    Title Review. Purchaser shall have until the expiration of the Review Period (the “Title Review Period”) to give Seller a detailed notice objecting to any exception or condition contained in the Title Commitment or shown on the Updated Survey, if any, other than those Permitted Exceptions which are listed on Exhibit E. If Purchaser does not give notice of any objections to Seller within the Title Review Period, Purchaser shall be deemed to have approved the title as shown in the Title Commitment, the title exceptions, and all matters shown on the Existing Survey or the Updated Survey, if any, and any such exceptions or matters shall become “Permitted Exceptions”. If Purchaser provides timely objections, Seller shall have five (5) business days after receipt of Purchaser’s notice (the “Title Cure Period”) in which to elect, by written notice to Purchaser, either (i) to cure or attempt to cure Purchaser’s objections, or (ii) not to cure Purchaser’s objections; provided, however, notwithstanding the foregoing, Seller shall have no obligation whatsoever to cure or attempt to cure any of Purchaser’s objections. Notwithstanding the preceding sentence, Seller shall be obligated, at Closing, to cause Title Insurer to remove (by waiver or endorsement) any (a) mortgage or deed of trust granted by Seller affecting the Property and (b) mechanic’s liens with respect to work contracted for by Seller at the Property, provided that Seller has received written notice of any such mechanic’s lien prior to Closing (collectively, the “Required Cure Items”). In the event that Seller fails to provide such written notice of its election to proceed under either clause (i) or (ii) above, Seller shall be deemed to have elected clause (ii) above. At Seller’s cost and expense, Seller may bond around any such matters to Title Insurer’s reasonable satisfaction or cause Title Insurer to endorse over any such objection, and in either event, such objection shall be deemed cured. If Purchaser provides timely objections and all of Purchaser’s objections are not cured (or agreed to be cured by Seller prior to Closing) within the Title Cure Period for any reason, then, within five (5) days after the last day of the Title Cure Period Purchaser shall, as its sole and exclusive remedy, waiving all other remedies, either: (x) terminate this Agreement by giving a termination notice to Seller, at which time Escrowee shall return the Earnest Money to Purchaser and the parties shall have no further rights, liabilities, or obligations under this Agreement (other than those that expressly survive termination); or (y) waive the uncured objections by proceeding to Closing and thereby be deemed to have approved the Purchaser’s title as shown in the Title Commitment the title exception documents, the Existing Survey or the Updated Survey, if any, and any such uncured objections shall become “Permitted Exceptions”. If Seller does not timely receive notice of Purchaser’s election to terminate under this Section 3.3, Purchaser will be deemed to have waived the uncured objections and to approve the title as shown in the Title Commitment the title exception documents, the Existing Survey or the Updated Survey, if any, and such uncured objections shall become “Permitted Exceptions”.

If an update of the Updated Survey or any supplemental title commitment or update issued subsequent to the date of the original Title Commitment discloses any materially adverse matters not set forth on the Existing Survey, the Updated Survey or the original Title Commitment, then, no later than the later of (i) the expiration of the Review Period, or (ii) five (5) business days after Purchaser’s receipt of such update of the Updated Survey, but in no event later than the date that is ten (10) days prior to the scheduled Closing Date, or (iii) five (5) business days after Purchaser’s receipt of such supplemented or updated Title Commitment, as applicable, Purchaser shall have the right to object to any such matter, in which event the same procedures for response, termination and waiver set forth above shall apply to such new objections.

4. CLOSING.

4.1    Closing Date. The “Closing” of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price pursuant to a so-called “New York style” closing, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur through escrow at 11:00 a.m. (Chicago time) on August 11, 2009, at the Chicago office of Title Insurer, or at such other time and place as Seller and Purchaser shall agree in writing. The “Closing Date” shall be the date of Closing.

4.2    Seller’s Closing Deliveries. At Closing, Seller shall execute and deliver to Purchaser the following:

4.2.1 a “special” Warranty Deed (the “Deed”) in the form attached hereto as Exhibit G, subject to the exceptions listed on Exhibit F attached hereto;

4.2.2 a bill of sale in the form attached hereto as Exhibit H;

4.2.3    a letter advising tenants under the Leases of the change in ownership of the Property in the form attached hereto as Exhibit I;

4.2.4    an Assignment and Assumption of Leases, Security Deposits and Service Contracts in the form attached hereto as Exhibit J;

4.2.5    an Assignment and Assumption of Intangibles in the form attached hereto as Exhibit K;

4.2.6    an affidavit stating, under penalty of perjury, Seller’s U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code;

4.2.7    such evidence of Seller’s power and authority as Title Insurer may reasonably require;

4.2.8    an updated Rent Roll (as hereinafter defined) and a closing statement (the “Closing Statement”), as required by Section 4.4 below, setting forth the prorations and adjustments to the Purchase Price; and

4.2.9    subject to the provisions of Sections 7.3 and 10.6, a certificate updating Seller’s representations and warranties set forth in Section 10.1 as if made on the Closing Date.

4.3    Purchaser’s Closing Deliveries. At Closing, Purchaser shall execute and deliver to Seller the following:

4.3.1    the funds required pursuant to Section 2.2 above;

4.3.2    a counterpart original of the Closing Statement referenced in Section 4.2.7 above;

4.3.3    counterpart originals of the Assignment and Assumption of Leases, Security Deposits and Service Contracts referenced in Section 4.2.4 above;

4.3.4    counterpart originals of the Assignment and Assumption of Intangibles referenced in Section 4.2.5 above;

4.3.5    such evidence of Purchaser’s power and authority as Title Insurer may reasonably require; and

4.3.6    a certificate updating Purchaser’s representations and warranties as if made on the Closing Date as being true and correct in all material respects.

4.4    Closing Prorations and Adjustments. Seller shall prepare the Closing Statement of the prorations and adjustments required by this Agreement and submit it to Purchaser at least one (1) business day prior to the Closing Date. The following items are to be prorated, adjusted or credited (as appropriate) as of the close of business on the Closing Date, it being understood that for purposes of prorations and adjustments, Purchaser shall be deemed to be the owner of the Property as of 12:00 a.m. on the Closing Date and Seller shall be deemed to be the owner of the Property through 11:59 p.m. on the day preceding the Closing Date:

4.4.1    real estate and personal property taxes and assessments (on the basis of the most recent available tax bill if the current bill is not then available, and in any case, calculated taking into account the 4% discount available for payment of real estate taxes prior to December; provided, however, in the event the Closing takes place after the period of time for the 4% discount has expired, the discount shall be applied only in the event Seller took advantage of such discount when it paid the real estate taxes);

4.4.2    the rent payable by tenants under the Leases; provided, however, that rent and all other sums which are due and payable to Seller by any tenant but uncollected as of the Closing (collectively, the “Delinquent Amounts”) shall not be adjusted, but Purchaser shall cause such Delinquent Amounts to be remitted to Seller if, as and when collected. At Closing, Seller shall deliver to Purchaser a schedule of all such Delinquent Amounts. In the event any Delinquent Amount is inadvertently omitted from such schedule, Seller shall not be deemed to have waived its rights to such Delinquent Amount. Purchaser shall include any and all Delinquent Amounts in the first bills submitted to the tenants in question after the Closing, and shall continue to do so for twelve (12) months thereafter. Purchaser shall promptly remit to Seller any Delinquent Amounts provided that a deficiency in the total rent due Purchaser is not created thereby;

4.4.3    the amount of unapplied refundable security deposits held by Seller under the Leases;

4.4.4    water, electric, telephone and all other utility and fuel charges, fuel on hand (at cost plus sales tax); provided, however, that any deposits with utility companies shall remain the property of the Seller and shall not be prorated or credited (to the extent possible, utility prorations will be handled by meter readings on the day immediately preceding the Closing Date);

4.4.5    amounts due and payable by Seller under the Service Contracts but excluding any lump sum or up front payments paid to Seller with respect thereto;

4.4.6    assignable license and permit fees; and

4.4.7    other similar items of income and expenses of operation.

Except with respect to general real estate and personal property taxes (which shall be reprorated upon the issuance of the actual bills, if necessary), any proration which must be estimated at Closing shall be reprorated and finally adjusted as soon as practicable after the Closing Date; otherwise, subject to the provisions of Section 4.4.2 above, all prorations shall be final. In addition, notwithstanding anything to the contrary contained in this Section 4, Seller reserves the right (i) to meet with governmental officials and to contest any reassessment governing or affecting Seller’s obligations under Section 4.4.1 above, and (ii) to contest any assessment of the Property or any portion thereof and to attempt to obtain a refund for any taxes previously paid. Seller shall retain all rights with respect to any refund of taxes applicable to any period prior to the Closing Date. The obligations of Purchaser and Seller under Section 4.4 of this Agreement shall survive the Closing.

4.5    Transaction Costs. Seller shall pay for any transfer taxes, documentary stamps or similar charges associated with the conveyance of the Property, any base premium due in connection with the Owner’s Policy (the “Base Premium”) which shall be net of any reissue discount which may be available from Title Insurer in connection with the delivery of an existing owner’s policy of title insurance, and one-half (1/2) of Escrowee’s standard escrow fees. All other closing and transaction costs (including, without limitation, title insurance premiums or other title costs in excess of the Base Premium (including, without limitation, premiums for any loan policy or endorsements thereto required by Purchaser’s lender, if any), transfer taxes, documentary stamps or similar charges associated with Purchaser’s financing of the Property, recording charges, any costs relating to the Updated Survey and one-half (1/2) of Escrowee’s standard escrow fees) shall be paid by Purchaser. Seller and Purchaser shall, however, be responsible for the fees of their respective attorneys. This Section 4.5 shall survive any termination of this Agreement.

4.6    Possession. Upon Closing, Seller shall deliver to Purchaser possession of the Property, subject to such matters as are permitted by or pursuant to this Agreement.

4.7    Tenant Notice Requirements. Upon Closing, Purchaser, at its sole cost and expense, shall deliver to the Hillsborough County Florida County Property Appraiser, a notice of the change in ownership of the Property in accordance with Florida Statutes Section 193.1556. Purchaser shall indemnify, defend and hold Seller harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, reasonable attorneys’ fees incurred in connection therewith) arising out of or resulting from Purchaser’s failure to comply with the terms of this Section 4.7. This provision shall survive the Closing

5.    CASUALTY LOSS AND CONDEMNATION. Prior to closing, the risk of loss shall remain with Seller. If, prior to Closing, the Property or any part thereof shall be condemned, or destroyed or damaged by fire or other casualty, Seller shall promptly so notify Purchaser. If the Property or any part thereof shall be condemned such that damages are in excess of Five Hundred Thousand and No/100ths Dollars ($500,000.00) (as determined by an MAI certified appraiser selected by Seller) or if the Property or any part thereof shall be destroyed or damaged by fire or other casualty the repair of which would cost in excess of Five Hundred Thousand and No/100ths Dollars ($500,000.00) (as determined by the insurance adjuster designated by Seller’s insurance company), then, at the option of either Seller or Purchaser, which option shall be exercisable, if at all, by written notice thereof to the other party within ten (10) business days after Purchaser receives written notice of such fire, earthquake or other casualty or condemnation and the insurance adjuster’s determination of resulting damages, this Agreement may be terminated. If either Purchaser or Seller elects to terminate this Agreement, the Earnest Money shall be returned to Purchaser by Escrowee, in which event this Agreement shall, without further action of the parties, become null and void and neither party shall have any rights or obligations under this Agreement, except those which expressly survive termination. In the event that neither Purchaser nor Seller exercise the option to terminate the

Agreement set forth above, or if the condemnation or casualty is below the $500,000 threshold described above, then the Closing shall take place on the Closing Date and Purchaser shall be entitled to receive: (a) with respect to a condemnation, an assignment of all of Seller’s right, title and interest in and to the condemnation proceeds to be awarded to Seller as a result of such condemnation, and (b) with respect to a casualty, a credit against the Purchase Price payable at Closing in the total amount of the loss equal to (i) the estimated cost of repair plus (ii) the estimated amount of lost rental income subsequent to the Closing Date not to exceed 90 days, all as determined by Seller’s insurer’s claim representative, minus (iii) any sums expended by Seller in repairs or restoration. In addition, in the event of the foregoing, Purchaser shall deliver to Seller at Closing a release in form reasonably satisfactory to Seller whereby Purchaser releases Seller from all ongoing liability and/or claims in connection with such condemnation or casualty.

Notwithstanding anything to the contrary contained in this Section 5, in the event of any damage or condemnation below the $500,000 threshold described above either (i) prohibits, as a matter of applicable law, the rebuilding or repair of the Improvements substantially as they currently exist or (ii) prevents access to the Property from a publicly dedicated street, then Purchaser may elect to terminate this Agreement by written notice thereof to Seller within ten (10) business days of such determination, and upon the exercise of such option by Purchaser, this Agreement shall become null and void, the Earnest Money shall be returned to Purchaser and neither party shall have any further liability or obligations hereunder, except those that expressly survive termination.

6.    BROKERAGE. Seller agrees to pay upon Closing (but not otherwise) a brokerage commission due to Apartment Realty Advisors pursuant to a separate agreement for services rendered in connection with the sale and purchase of the Property. Seller and Purchaser shall each indemnify and hold the other harmless from and against any and all claims of all other brokers and finders claiming by, through or under the indemnifying party and in any way related to the sale and purchase of the Property, this Agreement or otherwise, including, without limitation, attorneys’ fees and expenses incurred by the indemnified party in connection with such claim. This Section 6 shall survive the termination of this Agreement.

7.    DEFAULT AND REMEDIES.

7.1    Purchaser’s Pre-Closing Remedies. Notwithstanding anything to the contrary contained in this Agreement, if Seller fails to perform in accordance with the terms of this Agreement at or prior to Closing and Purchaser is not in material default hereunder, then, as Purchaser’s sole and exclusive remedy hereunder and at Purchaser’s option, either (i) the Earnest Money shall be returned to Purchaser, in which event this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement except those which expressly survive termination, or (ii) upon notice to Seller not more than ten (10) days after Purchaser becomes aware of such failure, and provided an action is filed within thirty (30) days thereafter, Purchaser may seek specific performance of this Agreement, but not damages. Purchaser’s failure to seek specific performance as aforesaid shall constitute its election to proceed under clause (i) above.

7.2    Seller’s Pre-Closing Remedies. If Purchaser fails to perform in accordance with the terms of this Agreement and Seller is not in material default hereunder,

Seller shall have the right to terminate this Agreement by delivering written notice to Purchaser whereupon the Earnest Money shall be forfeited to Seller as liquidated damages (which shall be Seller’s sole and exclusive remedy against Purchaser), it being agreed between the parties hereto that the actual damages to Seller in such event are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof and shall be and constitute valid liquidated damages, at which time this Agreement shall be null and void and neither party shall have any rights or obligations under this Agreement; provided, however, if pursuant to the terms of this Agreement, Purchaser is required to but does not deposit with the Escrowee the Additional Earnest Money as provided for in Section 2.1.1 above, the liquidated damages will include all amounts that Purchaser was required to deposit as Earnest Money prior to such default. Notwithstanding the foregoing, nothing in this Section 7.2 shall limit any indemnification obligation of Purchaser under this Agreement.

7.3    Pre-Closing Knowledge. If at any time after the execution of this Agreement, either Purchaser or Seller becomes aware of any fact or information which makes a representation and warranty contained in this Agreement to become untrue in any material respect, said party shall promptly disclose such fact in writing to the other party hereto. If the party making the representation has taken no willful act which is not permitted under this Agreement to cause the representation to become untrue, said party shall not be in default under this Agreement and the sole remedy of the other party shall be to either (i) terminate this Agreement by written notice within five (5) business days of the date on which the non-breaching party becomes aware of such fact (“Notice Date”), in which event this Agreement, without further action of the parties, shall become null and void such that neither party shall have any further rights or obligations under this Agreement except for those rights and obligations which by their terms expressly survive any such termination, or (ii) elect to proceed to Closing, in which case such non-breaching party shall be deemed to have waived its rights with respect to any such breach of representation or warranty. In the event the non-breaching party fails to deliver such termination notice to the breaching party on or before the Notice Date, then the non-breaching party shall conclusively deemed to have elected to proceed under clause (ii) of the preceding sentence. Notwithstanding anything to the contrary set forth in this Agreement and without limitation to anything in Section 10.6 below, Purchaser and Seller are prohibited from making any claims against the other party hereto after the Closing with respect to any breaches of the other party’s representations and warranties contained in this Agreement that the claiming party has actual knowledge of prior to the Closing. Notwithstanding clause (i) above in this Section 7.3, in the event the representation and warranty in Section 10.1.5 below (concerning condemnation) becomes untrue and Purchaser does not have the right to terminate this Agreement under Section 5 above, then Purchaser shall not have the right to terminate the Agreement under this Section 7.3 (however, Purchaser shall have the rights provided under Section 5 above.)

7.4    Post-Closing Remedies. From and after the Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement including, without limitation, the terms of Section 12.1 below, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other consequential or special damages.

8.    CONDITIONS PRECEDENT.

8.1        Condition Precedent - Purchaser.

8.1.1    Purchaser shall have until 5:00 p.m. (Chicago time) on July 8, 2009 within which to inspect the Property (the “Review Period”). If Purchaser determines that the Property is unsuitable for its purposes and so notifies Seller in writing within the Review Period, the Earnest Money shall be returned to Purchaser, at which time this Agreement shall be null and void and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination. Purchaser’s failure to terminate this Agreement within the Review Period shall be conclusively deemed a waiver by Purchaser of the condition contained in this Section 8.

8.1.2    Purchaser’s right of inspection pursuant to this Section 8 shall be subject to the rights of tenants under the Leases and other occupants and users of the Property. Before entering upon the Property, Purchaser shall furnish to Seller a certificate of insurance evidencing: (a) commercial general liability insurance coverage of not less than One Million Dollars ($1,000,000.00) per occurrence and Two Million Dollars ($2,000,000.00) in the aggregate, (b) commercial automobile insurance coverage of not less than One Million Dollars ($1,000,000.00) per occurrence which shall cover liability arising in connection with any automobile at the Property (including owned, hired and non-owned automobiles), and (iii) workers’ compensation insurance as required by statute in the state where the Property is located and employer’s liability insurance of not less than One Million Dollars ($1,000,000.00) per accident. With respect to the coverages required by subsections (a) and (b) immediately preceding, Seller, Equity Residential, Equity Residential Management, L.L.C. and their agents and affiliates shall be named as additional insureds. Such insurance coverage shall (i) be issued by an insurance company licensed to do business in the state where the Property is located having a rating of at least “AX” by A.M. Best Company, (ii) be primary and any insurance maintained by Seller shall be excess and noncontributory, (iii) include contractual liability coverage with respect to Purchaser’s indemnity obligations set forth in this Agreement (it being understood, however, that the availability of such insurance shall not serve to limit or define the scope of Purchaser’s indemnity obligations under this Agreement in any manner whatsoever), and (iv) not contain any exclusions for work performed at or on residential properties, or for “insured versus insured” claims as respects any potential claim by Seller against Purchaser. The insurance certificate required herein shall also provide that the coverage may not be cancelled, non-renewed or reduced without at least thirty (30) days’ prior written notice to Seller. No inspection shall be undertaken without reasonable prior notice to Seller. Seller shall have the right to be present at any or all inspections. Neither Purchaser nor its agents or representatives shall contact any tenants without the prior consent of Seller. No inspection shall involve the taking of samples or other physically invasive procedures without the prior written consent of Seller in its sole and absolute discretion. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall indemnify, defend (with counsel acceptable to Seller) and hold Seller, Equity Residential, Equity Residential Management, L.L.C. and each of their respective past, present and future affiliates (collectively, “Seller’s Affiliates”), harmless from and against any and all losses, claims, damages and liabilities (including, without limitation, attorneys’ fees and costs incurred in connection therewith) arising out of or resulting from Purchaser’s exercise of its rights under this Agreement, including, without limitation, its right of inspection as provided for in this Section 8. The indemnification obligation of Purchaser in this Section 8.1.2 shall survive termination of this Agreement.

8.1.3    At Closing, all management contracts relating to the Property shall be terminated.

8.2    Condition Precedent - Seller. It shall be a condition of Seller’s obligation to close hereunder that Seller shall receive from the Board of Trustees of Equity Residential (or its executive committee, as the case may be), at or prior to the expiration of the Review Period, approval to consummate the transaction described in this Agreement on the terms and conditions set forth herein. In the event Seller does not receive the aforementioned approval and so notifies Purchaser in writing prior to the expiration of the Review Period, the Earnest Money shall be returned to Purchaser, at which time this Agreement shall terminate and be null and void and neither party shall have any further rights or obligations under this Agreement except those which expressly survive termination. Seller’s failure to terminate this Agreement prior to the expiration of the Review Period shall be conclusively deemed a waiver by Seller of its right to terminate contained in this Section 8.2.

9.    SECTION 1031 EXCHANGE. Seller may structure the disposition of the Property as a like-kind exchange under Internal Revenue Code Section 1031 at Seller’s sole cost and expense. Purchaser shall reasonably cooperate therein, provided that Purchaser shall incur no material costs, expenses or liabilities in connection with Seller’s exchange. Seller shall indemnify, defend and hold Purchaser harmless therefrom and Purchaser shall not be required to take title to or contract for purchase of any other property. If Seller uses a qualified intermediary to effectuate the exchange, any assignment of the rights or obligations of Seller hereunder shall not relieve, release or absolve Seller of its obligations to Purchaser.

10.    REPRESENTATIONS AND WARRANTIES.

10.1    Seller’s Representations and Warranties. Seller represents and warrants to Purchaser as of the Effective Date as follows:

10.1.1    Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Illinois.

10.1.2    Subject to Section 8.2.1 above, Seller has full power, right and authority to enter into and perform its obligations under this Agreement. Subject to Section 8.2.1 above, the execution, delivery and performance of this Agreement by Seller have been duly and properly authorized by proper corporate action in accordance with applicable law and with the Partnership Agreement of Seller.

10.1.3    To Seller’s knowledge, Exhibit C attached hereto lists all of the Service Contracts entered into by Seller that affect the Property and the service provider under each Service Contract other than those that are both subject to confidentiality restrictions and which will not be assigned to Purchaser at Closing. Notwithstanding anything in this Agreement to the contrary, Seller does not covenant or represent that any particular Service Contract will be in force or effect as of the Closing or the parties to the Service Contracts will not be in default under their respective Service Contracts, and the existence of any default by any party under any Service Contract shall not affect the obligations of Purchaser hereunder.

10.1.4    To Seller’s knowledge, Exhibit L attached hereto describes, in all material respects, the following information concerning the Leases affecting the Property as of the date thereon (“Rent Roll”): (a) unit number, (b) name of tenant, (c) rental rate, (d) move in date, (e) expiration date, and (f) amount of security deposit. Seller makes no representation with respect to any information provided in Exhibit K that is not described in the preceding sentence. Notwithstanding anything in this Agreement to the contrary, Seller does not covenant or represent that tenants under Leases will not be in default under their respective Leases, and the existence of any default by any tenant under its Lease shall not affect the obligations of Purchaser hereunder.

10.1.5    To Seller’s knowledge, except as set forth on Exhibit N attached hereto, Seller has not received from any governmental authority having the power of eminent domain any written notice of any condemnation of the Property or any part thereof.

10.1.6    To Seller’s knowledge, except as set forth on Exhibit O attached hereto, Seller has received no written notice of any pending litigation initiated against Seller or the Property which would materially affect the Property after Closing.

10.1.7    To Seller’s knowledge, except as set forth on Exhibit P attached hereto, Seller has not received from any governmental authority written notice of any material violation of any building, fire or health code or any other statute applicable to the Property which will not be cured prior to Closing.

10.2    Seller’s Knowledge. When used in this Agreement, the term “to Seller’s knowledge” shall mean and be limited to the actual (and not imputed, implied or constructive) current knowledge, without inquiry, of Jason Babcock, Vice President of Investments for Equity Residential, and Barry Altshuler, Senior Vice President of Investments for Equity Residential. Notwithstanding anything to the contrary set forth in this Agreement, none of the foregoing individuals shall have any personal liability or liability whatsoever with respect to any matters set forth in this Agreement or any of Seller’s representations and/or warranties herein being or becoming untrue, inaccurate or incomplete.

10.3    Survival of Seller’s Representations and Warranties. Subject to the provisions of Section 7.3, Section 10.6 and any actions or conduct of Seller permitted under this Agreement, the representations and warranties of Seller set forth in Section 10.1 shall be updated by Seller at Closing in accordance with Section 4.2.8 above, and shall survive the Closing and the delivery of the Deed for a period of one hundred eighty (180) days following the Closing Date. Notice of any claim as to a breach of any representation or warranty must be made to Seller prior to the expiration of such one hundred eighty (180) day period or it shall be deemed a waiver of Purchaser’s right to assert such claim.

10.4    Purchaser’s Representations and Warranties. Purchaser represents and warrants to Seller as of the Effective Date as follows:

10.4.1    Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Canada.

10.4.2    Purchaser has full power, right and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Purchaser have been duly and properly authorized by proper corporate action in accordance with applicable law and with the Articles of Incorporation and Bylaws of Purchaser.

10.4.3    Neither Purchaser nor, to Purchaser’s knowledge, any direct or indirect owner of Purchaser is (a) identified on the OFAC List (as hereinafter defined) or (b) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation or Executive Order of the President of the United States. The term “OFAC List” shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any law, rule, regulation or Executive Order of the President of the United States, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.

10.4.4    Purchaser is not a party in interest under Section 3(14) of the Employee Retirement Income Security Act of 1974 (“ERISA”), or a disqualified person under Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).

10.4.5    Purchaser’s acquisition of the Property will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

10.4.6    Purchaser is not an entity whose assets are deemed to be “plan assets” under ERISA, and the funds being used by Purchaser to acquire the Property do not constitute in full or in part “plan assets” subject to ERISA (as defined in 29 C.F.R. § 2510.3-101).

10.5    Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 10.4 shall be deemed to be remade by Purchaser as of Closing and shall survive the Closing and delivery of the Deed.

10.6    Modification of Representations, Warranties and/or Certifications. During the period from and after the expiration of the Review Period and prior to Closing, as and to the extent that.(i) Purchaser obtains actual knowledge of facts, or (ii) Purchaser receives (or Seller receives and delivers to Purchaser) any Disclosures (as hereinafter defined) with respect to matters addressed in Section 10.1, which contain information or facts that are inconsistent with or different from any or all of the representations, warranties or certifications made in Section

10.1 above, and the Closing occurs, then such inconsistent portion of such representation, warranty or certification made in this Section 10 shall be deemed to be modified and superseded by such fact or Disclosure (and, in such event, Seller shall no longer have any liability hereunder with respect to that portion of the representation, warranty or certification superseded herein, as applicable).

11.    AS-IS.

11.1    AS-IS CONDITION. SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 10.1 ABOVE AND IN ANY DOCUMENTS DELIVERED PURSUANT TO THE TERMS HEREOF BY SELLER TO PURCHASER AT CLOSING, AND ACKNOWLEDGING THE PRIOR USE OF THE PROPERTY AND PURCHASER’S OPPORTUNITY TO INSPECT THE PROPERTY, PURCHASER AGREES TO PURCHASE THE PROPERTY “AS IS”, “WHERE IS”, WITH ALL FAULTS AND CONDITIONS THEREON. ANY WRITTEN OR ORAL INFORMATION, REPORTS, STATEMENTS, DOCUMENTS OR RECORDS CONCERNING THE PROPERTY (“DISCLOSURES”) PROVIDED OR MADE AVAILABLE TO PURCHASER, ITS AGENTS OR CONSTITUENTS BY SELLER, SELLER’S AGENTS, EMPLOYEES OR THIRD PARTIES REPRESENTING OR PURPORTING TO REPRESENT SELLER, SHALL NOT BE REPRESENTATIONS OR WARRANTIES, UNLESS SPECIFICALLY SET FORTH IN SECTION 10.1 OF THIS AGREEMENT. IN PURCHASING THE PROPERTY OR TAKING OTHER ACTION HEREUNDER, PURCHASER HAS NOT AND SHALL NOT RELY ON ANY SUCH DISCLOSURES, BUT RATHER, PURCHASER SHALL RELY ONLY ON PURCHASER’S OWN INSPECTION OF THE PROPERTY. PURCHASER ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS IS”.

11.2    NO ADDITIONAL REPRESENTATIONS. PURCHASER ACKNOWLEDGES AND AGREES THAT EXCEPT AS EXPRESSLY SET FORTH IN SECTION 10.1 OF THIS AGREEMENT AND IN ANY DOCUMENTS DELIVERED PURSUANT TO THE TERMS HEREOF BY SELLER TO PURCHASER AT CLOSING, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE PROPERTY INCLUDING, WITHOUT LIMITATION, (A) THE NATURE, QUALITY OR PHYSICAL CONDITION OF THE PROPERTY, (B) THE CONSTRUCTION OF THE IMPROVEMENTS AND WHETHER THERE EXISTS ANY CONSTRUCTION DEFECTS THEREIN, (C) THE WATER, SOIL AND GEOLOGY OF THE PROPERTY, (D) THE INCOME TO BE DERIVED FROM THE PROPERTY, (E) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER MAY CONDUCT THEREON, (F) THE COMPLIANCE OF OR BY THE PROPERTY OR THE OPERATION THEREOF WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY GOVERNMENTAL AUTHORITY OR

BODY HAVING JURISDICTION THEREOVER, (G) THE HABITABILITY OR FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE, (H) THE MARKETABILITY OF THE PROPERTY OR THE ABILITY TO LEASE OR SELL UNITS THEREIN, (I) THE STATUS OR CONDITION OF ENTITLEMENTS PERTAINING TO THE PROPERTY, AND (J) ANY MATTER REGARDING TERMITES OR WASTES, AS DEFINED BY THE U.S. ENVIRONMENTAL PROTECTION AGENCY REGULATIONS AT 40 C.F.R., OR ANY HAZARDOUS MATERIALS, AS HEREINAFTER DEFINED. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER, UNLESS OTHERWISE REQUIRED BY LAW, IS UNDER NO DUTY TO MAKE ANY AFFIRMATIVE DISCLOSURES REGARDING ANY MATTER WHICH MAY BE KNOWN TO SELLER.

11.3    RELEASE. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, AS PURCHASER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO ANY MATTER RELATING TO THE PROPERTY AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER, SELLER’S AGENTS, EMPLOYEES OR THIRD PARTIES REPRESENTING OR PURPORTING TO REPRESENT SELLER, WITH RESPECT THERETO. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS REGARDING THE PROPERTY MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED, ON BEHALF OF ITSELF AND ON BEHALF OF ITS TRANSFEREES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, TO WAIVE, RELINQUISH, RELEASE AND FOREVER DISCHARGE SELLER AND SELLER’S AFFILIATES FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, BY REASON OF OR ARISING OUT OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECT OR OTHER PHYSICAL CONDITION (INCLUDING, WITHOUT LIMITATION, FUNGI, MOLD OR MILDEW) WHETHER PURSUANT TO STATUTES IN EFFECT IN THE STATE OF FLORIDA OR ANY OTHER FEDERAL, STATE, OR LOCAL ENVIRONMENTAL OR HEALTH AND SAFETY LAW OR REGULATION, THE EXISTENCE OF ANY HAZARDOUS MATERIAL WHATSOEVER, ON, AT, TO, IN, ABOVE, ABOUT, UNDER, FROM OR IN THE VICINITY OF THE PROPERTY AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS WHATSOEVER REGARDING THE PROPERTY. THIS RELEASE INCLUDES CLAIMS OF WHICH PURCHASER IS PRESENTLY UNAWARE AND OF WHICH PURCHASER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY PURCHASER, WOULD MATERIALLY AFFECT PURCHASER’S RELEASE OF SELLER.

PURCHASER UNDERSTANDS AND ACKNOWLEDGES THAT GIVEN THE CLIMATE AND HUMID CONDITIONS IN THE STATE OF FLORIDA, FUNGI, MOLD

AND MILDEW MAY EXIST OR DEVELOP WITHIN THE PROPERTY. PURCHASER HEREBY AGREES THAT UPON CLOSING PURCHASER SHALL ASSUME ALL RISK, KNOWN AND UNKNOWN, ASSOCIATED WITH THE EXISTENCE OF FUNGI, MOLD OR MILDEW ON, AT, IN, ABOUT OR THROUGHOUT THE PROPERTY.

IN THIS REGARD AND TO THE EXTENT PERMITTED BY LAW, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO PURCHASER MAY HAVE GIVEN OR MAY HEREAFTER GIVE RISE TO CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES WHICH ARE PRESENTLY UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES CONTAINED HEREIN HAVE BEEN NEGOTIATED AND AGREED UPON BY PURCHASER IN LIGHT OF THAT REALIZATION AND THAT PURCHASER NEVERTHELESS HEREBY INTENDS TO RELEASE, DISCHARGE AND ACQUIT SELLER AND SELLER’S AFFILIATES FROM ANY SUCH UNKNOWN CAUSES OF ACTION, CLAIMS, DEMANDS, DEBTS, CONTROVERSIES, DAMAGES, COSTS, LOSSES AND EXPENSES.

PURCHASER’S RELEASE OF SELLER AS SET FORTH IN THIS SECTION 11.3 SHALL NOT PERTAIN TO ANY CLAIM OR CAUSE OF ACTION BY PURCHASER AGAINST SELLER FOR A BREACH BY SELLER OF A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN SECTION 10.1 OF THIS AGREEMENT.

“Hazardous Materials” or “Hazardous Substances”- shall mean (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including, but not limited to, substances defined as “hazardous wastes,” “hazardous materials,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials”, “toxic pollutants”, or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), 42 U.S.C. § 9601 et seq.; the Toxic Substance Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §5101 et seq.; the Resource Conservation and Recovery Act (“RCRA” ), 42 U.S.C. § 9601, et seq.; the Clean Water Act (“CWA”), 33 U.S.C. § 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Clean Air Act (“CAA”), 42 U.S.C. § 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters; and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any environmental law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel and their byproducts, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB’s), (I) ureaformaldehyde, (J) volatile organic compounds (VOC), (K) total petroleum hydrocarbons (TPH), (L) benzine derivative (BTEX), and (M) petroleum byproducts.

11.4    Condominium Conversions. Purchaser agrees to indemnify, defend and hold Seller, Seller’s Affiliates, and each of their respective members, partners, officers, directors, trustees, parents, subsidiaries, shareholders, managers, beneficiaries, employees and agents, harmless from and against any and all demands, claims, causes of action, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever and of any kind or nature (including, without limitation, court costs and reasonable attorneys’ fees arising out of any of the above), whether in tort, contract or otherwise, and whether arising under statutes in effect in the State of Florida or otherwise, arising out of or directly relating to claims made or brought by or on behalf of any party or parties who acquire or contract to acquire any ownership interest in the Property following the filing or recording of any document providing for the conversion of the Property to a form of condominium ownership under any state or local law (including, without limitation, condominium and homeowner associations), and their successors and assigns, in connection with or related to, the physical condition of the Property prior to, at and subsequent to Closing, including, without limitation, with respect to deficiencies (including, without limitation, any latent or patent defect) in the design, specification, surveying, planning, development, supervision or construction of an improvement to the Property, or any injury arising out of any such deficiency, all structural and seismic elements of the Property, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the existence of asbestos, mold, mildew or fungi and the environmental condition of the Property.

The provisions of this Section 11 shall survive the Closing. Purchaser and Seller acknowledge and agree that the disclaimers, indemnifications and other agreements set forth herein are an integral part of this Agreement and that Seller would not have agreed to sell the Property to Purchaser for the Purchase Price and Purchaser would not have agreed to enter into the transaction contemplated by this Agreement without such disclaimers, indemnifications and other agreements set forth above.

12.    LIMITATION OF LIABILITY.

12.1    Limitation of Liability. Notwithstanding anything to the contrary contained herein, if the Closing shall have occurred (and Purchaser shall not have waived, relinquished or released any applicable rights in further limitation), the aggregate liability of Seller arising pursuant to or in connection with the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) shall not exceed Five Hundred Thousand and No/100ths Dollars ($500,000.00). Seller shall not be liable to Purchaser in respect of the representations, warranties, indemnifications, covenants or other obligations (whether express or implied) of Seller under this Agreement (or any document executed or delivered in connection herewith) unless and until the sum of such obligations exceeds Twenty Five Thousand and no/100ths Dollars ($25,000.00) in the aggregate. The provisions of this Section 12.1 shall survive the closing or any termination of this Agreement.

12.2    No Personal Liability of Seller’s Directors and Employees. No constituent partner in or agent of Seller, nor any advisor, trustee, director, officer, employee, beneficiary, shareholder, participant, representative or agent of any corporation or trust that is or becomes a constituent partner in Seller (including, but not limited to, Equity Residential) shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any agreement made or entered into under or pursuant to the provisions of this Agreement, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Purchaser and its successors and assigns and, without limitation, all other persons and entities, shall look solely to Seller’s assets for the payment of any claim or for any performance, and Purchaser, on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. Notwithstanding anything to the contrary contained in this Agreement, neither the negative capital account of any constituent partner in Seller (or in any other constituent partner of Seller), nor any obligation of any constituent partner in Seller (or in any other constituent partner of Seller) to restore a negative capital account or to contribute capital to Seller (or to any other constituent partner of Seller), shall at any time be deemed to be the property or an asset of Seller or any such other constituent partner (and neither Purchaser nor any of its successors or assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account of partner’s obligations to restore or contribute). The provisions of this Section 12.2 shall survive the Closing or any termination of this Agreement.

13.    OPERATION OF THE PROPERTY. From and after the Effective Date until the Closing Date or earlier termination of this Agreement:

13.1    Ordinary Course of Business. Seller shall operate the Property in its ordinary course of business (provided, that such obligation shall not include incurring any capital expenditures except to the extent that the Property is unable to operate without such expenditure) and shall not sell, further pledge, or otherwise transfer or dispose of all or any part of any Property (except for such items of Personal Property as become obsolete or are disposed of in the ordinary course), subject to the provisions of Section 5 above.

13.2    Service Contracts. Seller shall not enter into any new written service contract with respect to the Property that will not be cancelable by Purchaser without penalty upon no greater than thirty (30) days notice, without the prior written consent of Purchaser.

13.3    Property Insurance. Seller shall maintain in full force and effect property insurance on the Property.

13.4    Condition of Vacant Units. At Closing, any units at the Property that are vacated at least five (5) business days prior to Closing shall be put in rent ready condition by Seller in accordance with Seller’s customary management practices at the Property or Purchaser shall receive a credit at Closing in an amount necessary to put any such unit in rent ready condition; provided, however, the amount of any such credit shall not exceed the sum of $750 per unit.

13.5    New Leases. Seller shall keep, observe, and perform its obligations as landlord under the Leases, and not enter into, or alter, amend or otherwise modify or supplement any existing Lease to provide for a term in excess of one (1) year, without the prior written consent of Purchaser.

14.    MISCELLANEOUS.

14.1    Indemnification Claims. The indemnifications contained in this Agreement shall be subject to the following provisions: the indemnitee shall notify indemnitor of any such claim against indemnitee within thirty (30) days after it has written notice of such claim, but failure to notify indemnitor shall in no case prejudice the rights of indemnitee under this Agreement unless indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice. Should indemnitor fail to discharge or undertake to defend indemnitee against such liability within fifteen (15) business days after the indemnitee gives the indemnitor written notice of the same, then indemnitee may settle such liability, and indemnitor’s liability to indemnitee shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys’ fees, incurred by indemnitee in effecting such settlement. The obligations set forth in this Section 14.1 shall survive the Closing or earlier termination of this Agreement.

14.2    Entire Agreement. All understandings and agreements heretofore had between Seller and Purchaser with respect to the Property are merged in this Agreement, which alone fully and completely expresses the agreement of the parties.

14.3    Assignment. Except for an assignment to a “Permitted Assignee” (as hereinafter defined), neither this Agreement nor any interest hereunder shall be assigned or transferred by Purchaser. For purposes of this Agreement, the term “Permitted Assignee” shall mean a legal entity controlled by Northview Realty Group Inc. or in which Northview Realty Group, Inc. or Doug Reim has an ownership interest. To be effective, an assignment to a Permitted Assignee shall (i) be fully executed by the assignor and the Permitted Assignee thereunder and delivered to Seller at least five (5) business days prior to Closing, and (ii) contain a provision whereby the Permitted Assignee assumes all of the obligations of Purchaser under this Agreement. Upon an assignment of this Agreement to a Permitted Assignee: (1) Purchaser shall not be relieved of any subsequently accruing liability under this Agreement, and (2) as used in this Agreement, the “Purchaser” shall be deemed to include such Permitted Assignee. Subject to the foregoing, this Agreement shall inure to the benefit of and shall be binding upon Seller and Purchaser and their respective successors and assigns.

14.4    No Modification. This Agreement shall not be modified or amended except in a written document signed by Seller and Purchaser.

14.5    Time of the Essence. Time is of the essence of this Agreement.

14.6    Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State in which the Property is located.

14.7    Notice. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally, by certified mail, return receipt requested, postage prepaid, by overnight courier (such as Federal Express), or by facsimile transmission with a copy to follow by certified mail, return receipt requested, postage paid or by overnight courier, addressed as follows:

If to Seller:

c/o Equity Residential

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

Telephone: (312) 928-1256

Facsimile: (312) 454-1962

Attention: Jason Babcock

With copies to:

c/o Equity Residential

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

Telephone: (312) 928- 1175

Facsimile: (312) 526-0671

Attention: Dede Berdelle, Esq.

If to Purchaser:

Northview Realty Group, Inc.

550 Sherbrook, Suite 1480

Montreal, QC Canada H3A 1B9

Attention: Doug Reim

Telephone: 514-904-0124

Facsimile: 514-987-9500

With a copy to:

Brick Gentry, P.C.

6701 Westown Parkway, Suite 100

West Des Moines, Iowa 50266

Telephone: (515)274-1450

Facsimile: (515)274-1488

Attention: Amy S. Beattie

All notices given in accordance with the terms hereof shall be deemed received on the next business day if sent by overnight courier, on the same day if sent by facsimile before 5:00 p.m. (Chicago time) on a business day, on the third (3rd) business day following deposit with the United States Mail as a registered or certified matter with postage prepaid, or when delivered personally or otherwise received or refused. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this Section 14.7.

14.8    Waiver of Trial by Jury. IN ANY LAWSUIT OR OTHER PROCEEDING INITIATED BY PURCHASER UNDER OR WITH RESPECT TO THIS AGREEMENT, PURCHASER WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY. IN ADDITION, PURCHASER WAIVES ANY RIGHT TO SEEK RESCISSION OF THE TRANSACTION PROVIDED FOR IN THE AGREEMENT.

14.9    Confidentiality. Without the prior written consent of Seller, Purchaser shall not issue a press release or other media publicity of any kind whatsoever with respect to Seller or this Agreement or disclose to any third party the existence of this Agreement or any term or condition of this Agreement (including, without limitation, the Purchase Price) or the results of any inspections or studies undertaken in connection herewith; provided, however, if disclosure is required by law, the content of any such disclosure shall be subject to the prior written approval of Seller, which approval shall not be unreasonably withheld. Purchaser agrees to keep confidential and not to use, other than in connection with its determination whether to proceed with the purchase of the Property in accordance with Section 8 hereof, any of the documents, material or information regarding the Property or Seller supplied to Purchaser by Seller or by any third party at the request of Seller, including, without limitation any environmental site assessment reports and information concerning any employee of Seller or Seller’s Affiliates furnished to Purchaser, except Purchaser may share such documents, material and information with Purchaser’s consultants (the “Purchaser’s Consultants”) on a “need to know” basis, unless Purchaser is compelled to disclose such documents, material or information by law or by subpoena. Purchaser agrees to indemnify and hold harmless Seller from and against any and all losses, damages, claims and liabilities of any kind (including, without limitation, attorney’s fees) arising out of a breach by Purchaser or Purchaser’s Consultants of the provisions of this Section 14.9. In the event that the Closing does not occur in accordance with the terms of this Agreement, Purchaser shall promptly destroy or return to Seller all of the documents, materials and information regarding the Property supplied to Purchaser by Seller or at the request of Seller. The provisions of this Section 14.9 shall survive the Closing or the earlier termination of this Agreement.

14.10    Assignment of Interest in Reports and Studies. If for any reason Purchaser does not consummate the Closing, then Purchaser shall, unless prohibited by the agreement with the preparer thereof, upon Seller’s request and payment therfor, assign and transfer to Seller all of its right, title and interest in and to any and all studies, reports, surveys and other information, data and/or documents relating to the Property or any part thereof prepared by or at the request of Purchaser, its employees and agents, and shall deliver to Seller copies of all of the foregoing.

14.11    Access to Property Files. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser hereby agrees that following Closing, Seller shall have, upon reasonable prior notice to Purchaser, access to all files at the Property that relate to a dispute or a set of facts that could lead to a dispute (a “Dispute”) between Seller and a third party including, without limitation, a tenant of the Property with respect to Seller’s period of ownership thereof; provided, however, all rights, defenses, causes of action and claims relating to a Dispute and arising from matters and events following the Closing Date shall belong to Purchaser. In addition, all files at the Property that relate to tenants who have vacated their units at the Property (the “Former Tenant Lease Files”), together with any and all rights, defenses, causes of action and claims relating thereto, shall remain the property of Seller. Former Tenant Lease Files may be removed from the Property by Seller on or before Closing.

14.12    No Memorandum of Agreement. This Agreement or any notice or memorandum hereof shall not be recorded in any public record. A violation of this prohibition shall constitute a material breach by Purchaser, entitling Seller to terminate this Agreement.

14.13    No Finance Contingency. Purchaser acknowledges and agrees that Purchaser’s obligations under this Agreement are not in any manner contingent or conditioned upon Purchaser obtaining financing in order to Purchase the Property. It is expressly understood that if Purchaser is unable to close the transaction contemplated by this Agreement as a result of Purchaser’s failure to obtain financing, Purchaser shall be in default under this Agreement and Seller shall have the remedy provided in Section 7.2 above. In no event shall Seller be obligated to comply with any requirements of Purchaser’s lender or otherwise incur any cost, expense or liability in connection with Purchaser’s financing of the Property.

14.14    Counterpart Signatures. This Agreement may be signed in any number of counterparts each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

14.15    Designation of Escrowee as Reporting Person. Seller and Purchaser hereby designate Escrowee to act as and perform the duties and obligations of the “reporting person” with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991.

14.16    Weekends and Legal Holidays. Whenever the time for performance of a covenant or condition required to be performed pursuant to the terms of this Agreement falls upon a Saturday, Sunday or Federal or State of Illinois holiday, such time for performance shall be extended to the next business day. Otherwise all references herein to “days” shall mean calendar days.

14.17    Signatures. Handwritten signatures to this Agreement transmitted by telecopy or electronic transmission (for example, through use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver to the other party an executed original of this Agreement with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or electronically transmitted handwritten signature and shall accept the telecopied or electronically transmitted handwritten signature of the other party to this Agreement.

14.18    Legal Representation. Each party hereto has been represented by legal counsel in connection with the negotiation of the transactions herein contemplated and the drafting and negotiation of this Agreement. Each party hereto and its counsel has had an opportunity to review and suggest revisions to the language of this Agreement. Accordingly, no provision of this Agreement shall be construed for or against or interpreted to the benefit or disadvantage of any party by reason of any party having or being deemed to have structured or drafted such provision.

14.19    Prevailing Party Attorney Fees. If either Seller or Purchaser files suit to enforce the obligations of the other party under this Agreement, the prevailing party shall be entitled to recover the reasonable fees and expenses of its attorneys from the non-prevailing party.

14.20    Radon Gas. Pursuant to Section 404.05618, Florida Statues (1988), the following notification regarding radon gas is hereby made, and all parties executing this Agreement acknowledge receipt of this notification:

Radon Gas: “Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit”.]

IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first above written.

SELLER:

ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership,

By:	Equity Residential, a Maryland real estate investment trust, its general partner

	By:	/s/ Jason Babcock
	Name:	Jason Babcock
	Its:	Vice President

PURCHASER:

NORTHVIEW REALTY GROUP INC., a Canadian corporation

By:	/s/ Doug Reim
Name:	Doug Reim
Its:	Principal

EXHIBITS

A — Legal Description

B — List of Personal Property

C — List of Service Contracts

D — Earnest Money Escrow Instructions

E — Permitted Exceptions

F — Exceptions to the Deed

G — Special Warranty Deed

H — Bill of Sale

I — Tenant Notice Letter

J — Assignment and Assumption of Leases, Security Deposits and Service Contracts

K — Assignment of Intangibles

L — Rent Roll

M — Intentionally Deleted

N — Notice of Condemnation Proceedings

O — Notice of Pending Litigation

P — Notice of Violations